EX. 6


                          EXHIBIT B TO OPTION AGREEMENT

                                   [PUT NOTE]



THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAW, AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO GRUBB & ELLIS COMPANY, QUALIFIES AS AN EXEMPT TRANSACTION UNDER THE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

THE OBLIGATIONS OF THE MAKER UNDER THIS NOTE ARE SUBORDINATED PURSUANT TO A SUBORDINATION AGREEMENT DATED AS OF EVEN DATE HEREWITH IN FAVOR OF CERTAIN LENDERS TO THE MAKER



         CONVERTIBLE SUBORDINATED PROMISSORY NOTE AND SECURITY AGREEMENT



                                                                _____, 2002



$6,000,000



FOR VALUE RECEIVED, Grubb & Ellis Company (the "Maker"), hereby unconditionally promises to pay to the order of Warburg, Pincus Investors, L.P. (the "Holder"), having an address at 466 Lexington Avenue, New York, New York 10017, at such address or at such other place as may be designated in writing by the Holder, or its assigns, the original aggregate principal sum of Six Million Dollars ($6,000,000), together with interest on the unpaid principal balance of this Note outstanding at a rate per annum equal to fifteen percent (15%) (computed on the basis of the actual number of days elapsed in a 360-day year) compounded quarterly. All principal and accrued interest, plus reasonable, documented out-of-pocket expenses of the Holder incurred in connection with the issuance of this Note ("reasonable expenses"), shall be paid at the earlier of (a) at the option of the Holder, in cash to the Holder, or (b) at the Option of the Holder, by conversion of some or all of the principal amount then outstanding and accrued interest thereon plus reasonable expenses into shares of the Maker's newly created Series A Preferred Stock (as such term is defined in the Maker's Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Convertible Preferred Stock (the "Certificate of Designation"), or (c) when such amounts are made automatically due and payable upon the occurrence of an Event of Default (as defined below) or (d) January 1, 2006 (the "Maturity Date); provided, however, that no payments of any nature whatsoever shall be made with respect to the Note in contravention of the terms and provisions of the Amended and Restated Credit Agreement, dated as of December 31, 2000, as amended, among the Company, Various Financial Institutions, LaSalle Bank National Association, American National Bank and Trust Company of Chicago and Bank of America as same may be modified, extended, amended or supplemented at any time or from time to time (the "Credit Agreement"). Subject to the provisions of the Credit Agreement, the principal amount of this Note, plus accrued interest thereon and reasonable expenses with respect thereto, may be prepaid in cash, in whole or in part, at anytime and from time to time by Maker by the tendering of payment thereof to Holder. In addition, notwithstanding anything set forth herein to the contrary, Holder expressly agrees to convert the entire principal amount of this Note, plus all accrued interest thereon plus all reasonable expenses with respect thereto, into Series A Preferred Stock upon receipt of written notice from Maker (the "Conversion Notice") that, in the absence of Holder effecting such conversion, the Company will not be able to maintain the listing of its securities on the New York Stock Exchange. Any such conversion of the Series A Preferred Stock in accordance with the provisions of the immediately preceding sentence shall be deemed to be effected upon the giving of the Conversion Notice. All cash payments by the Maker under this Note shall be in immediately available funds. The number of shares of Series A Preferred Stock to be issued to the Holder upon any conversion of principal and interest plus reasonable expenses hereunder shall be equal to the quotient obtained by dividing (i) the aggregate principal amount outstanding of this Note plus accrued and unpaid interest plus reasonable expenses to the date of conversion by (ii) the "Stated Value" (as defined in the Certificate of Designation) rounded up to the nearest whole share.

                  In lieu of cash payment of interest hereon, on each date on which interest shall be payable, except in the case of interest due on the Maturity Date and upon an Event of Default of this Note, the principal amount of this Note shall be increased by an amount equal to the amount of interest payable on such interest payment date plus reasonable expenses.

                  The Note is transferable and assignable to any person to whom such transfer is permissible under applicable law. The Maker agrees to issue from time to time replacement Notes in the form hereof to facilitate such transfers and assignments. In addition, after delivery of an indemnity in form and substance satisfactory to the Maker, the Maker also agrees to issue a replacement Note if the Note is lost, stolen, mutilated or destroyed.

                  As collateral for the repayment in full of the principal of and interest this Note, together with all costs of enforcement of this Note whenever incurred including prior to the date hereof (collectively, the "Obligations"), the undersigned does hereby grant to the Holder a security interest in the property set forth on Schedule I hereto together with all proceeds thereof (the "Collateral"). The title to the Collateral shall be held in escrow by the Maker. Upon the occurrence and continuance of an Event of Default (as defined below), the Holder shall have all the rights and remedies of a secured party under the Uniform Commercial Code of the State of New York (the "UCC"). The security interest created hereunder is a continuing security interest and shall remain in effect until the indefeasible payment in full of all the Obligations. The Maker shall take such steps from time to time as may be requested by the Holder to ensure that the security interest created hereby shall constitute a first priority security interest under applicable law, including the UCC. In particular, it shall immediately notify Holder if Maker shall have any commercial tort claims (as defined in the UCC) against any person and shall amend this Note to add such claims to the collateral listed on Schedule I.

                  Every amount overdue under this Note shall bear interest from and after the date on which such amount first became overdue at an annual rate which is two (2) percentage points above the rate per year specified in the first paragraph of this Note (the "Default Interest Rate"). The Default Interest Rate shall be increased at an annual rate which is two (2) percentage points above the then current Default Interest Rate on the thirtieth day after the date on which the Note first became overdue and for each month thereafter that the Note remains overdue; PROVIDED, HOWEVER that the Default Interest Rate shall not exceed a maximum annual rate of 18%. Such interest on overdue amounts under this Note shall be payable on demand and shall accrue and be compounded monthly until the obligation of the Maker with respect to the payment of such interest has been discharged (whether before or after judgment). In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law and if any such payment is paid by the Maker, then such excess sum shall be credited by the Holder as a payment of principal.

                  If at the time of conversion of this Note into shares of the Maker's capital stock, there are insufficient authorized shares of equity securities to permit conversion of this Note in full, then the Maker shall take all corporate action necessary to authorize a sufficient number of shares of equity securities to permit such conversion in full. No fractional shares of the Maker's capital stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Maker will pay to the Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Maker or any transfer agent of the Maker. At its expense, the Maker will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of shares to which such Holder is entitled upon such conversion, together with other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein. Upon conversion of this Note and payment for fractional shares as provided above, the Maker will be forever released from all of its payment obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted.

         All payments by the Maker under this Note shall be made without set-off, defense or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.

         No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

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         Maker agrees that: (i) upon the failure to pay when due the then outstanding principal balance, accrued interest and reasonable expenses hereunder; (ii) if Maker (1) commences any voluntary proceeding under any provision of Title 11 of the United States Code, as now or hereafter amended, or commences any other proceeding, under any law, now or hereafter in force, relating to bankruptcy, insolvency, reorganization, liquidation, or otherwise to the relief of debtors or the readjustment of indebtedness, (2) makes any assignment for the benefit of creditors or a composition or similar arrangement with such creditors, or (3) appoints a receiver, trustee or similar judicial officer or agent to take charge of or liquidate any of its property or assets;
(iii) upon the commencement against Maker of any involuntary proceeding of the kind described in paragraph (ii); (iv) the default by the Maker of any of its other debt obligations, including the breach of any provision of the Credit Agreement, all unpaid principal and accrued interest under this Note shall become immediately due and payable upon demand with ten (10) days written notice (any of (i) through (v), an "Event of Default"). The term "Person" means an individual, a corporation, a partnership, a limited liability company, an associate, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                  Upon the occurrence and continuance of an Event of Default, the Holder shall (a) be entitled to vote all Investment Property (as defined in the UCC) constituting Collateral, (b) be entitled to receive, hold and/or apply to the payment of the Obligations any dividends payable in respect of the Collateral, and (c) have all the rights and remedies of a secured party under the UCC. The Maker shall take such steps from time to time as may be requested by the Holder to ensure that the security interest created hereby shall constitute a first priority security interest under applicable law, including the UCC.

         This Note may be prepaid in whole or in part at any time or from time to time without premium or penalty. Any voluntary or mandatory prepayment of this Note shall be applied first to the payment of interest accrued and unpaid on this Note and second to the payment of principal.

         None of the terms or provisions of this Note may be excluded, modified or amended except by a written instrument duly executed by the Holder and the Maker expressly referring to this Note and setting forth the provision so excluded, modified or amended.

         Maker hereby forever waives presentment, demand, presentment for payment, protest, notice of protest, notice of dishonor of this Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note upon ten (10) days written notice.

         If action is instituted to collect on this Note, the Maker promises to pay all costs and expenses, including reasonable attorney's fees, incurred in connection with such action.

         This Note shall be governed and construed in accordance with the laws of the State of Illinois applicable to agreements made and performed entirely in such State, without regard to conflict of laws principles thereof, and shall be binding upon the successors or assigns of the Maker and shall inure to the benefit of the successors and assigns of the Holder.



                                            GRUBB & ELLIS COMPANY





                                            By:
                                               -------------------------------
                                               Name:
                                               Title:

                                                                      Schedule I

                            DESCRIPTION OF COLLATERAL

                  The Collateral includes the following items or types of property, whether now owned or hereafter acquired and wherever located:

                  All tangible and intangible property now owned or hereafter acquired wherever located, including equipment, inventory, goods, general intangibles (including patents, trademarks, copyrights, and other intellectual property), instruments, chattel paper, investment property, commercial tort claims (including those specified below), letter-of-credit rights, deposit accounts, electronic chattel paper, notes, and proceeds thereof.